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                                                                     Exhibit 2.2

                             PLAN OF SHARE EXCHANGE
                                      of
                       STOCK OF ALLTECH ASSOCIATES, INC.
                            (an Illinois corporation)
                                       for
                  STOCK OF ALLTECH INTERNATIONAL HOLDINGS, INC.
                            (a Delaware corporation)

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       Pursuant to Article 11 of the Illinois Business Corporation Act

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     THIS PLAN OF SHARE EXCHANGE (the "Plan") is made and entered into as of January 1, 2003 (the "Effective Date") (for accounting purposes only), between ALLTECH ASSOCIATES, INC., an Illinois corporation ("ASSOCIATES") and ALLTECH INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("AIH"), (ASSOCIATES and AIH are sometimes hereinafter collectively referred to as the "Constituent Entities").

     WHEREAS, the registered office of ASSOCIATES is at 1117 S. Milwankee, Suite C-11, Libertyville, Illinois, and Kenneth L. Kwiatt is the registered agent therein, in charge thereof, upon whom process against ASSOCIATES may be served within said state; and

     WHEREAS, the registered office of AIH is at 2711 Centerville Road, Suite 400, Wilmington, Delaware, and Corporation Service Company is the registered agent therein, in charge thereof, upon whom process against AIH may be served within said state; and

     WHEREAS, ASSOCIATES (formerly, Liquid Chromatographics, Inc.) was heretofore organized under the laws of the State of Illinois, its Articles of Incorporation having been filed in the office of the Secretary of State of Illinois on July 7, 1970; and

     WHEREAS, AIH was heretofore organized under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the office of the Secretary of State of Delaware on October 31, 2002; and

     WHEREAS, the total number of shares of stock which ASSOCIATES has authority to issue 10,000,000 shares of common stock, no par value (the "Associates Common Stock"), of which, 2,270,566 shares issued and outstanding, and 4,000,000 shares of preferred stock, no par value, none of which is issued and outstanding; and

     WHEREAS, the total number of shares of stock which AIH has authority to issue is 20,000,000 shares of common stock, $0.001 par value (the "AIH Common Stock"), none of which is issued and outstanding, and 2,000,000 shares of preferred stock, $0.001 par value, none of which is issued and outstanding; and

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     WHEREAS, ASSOCIATES, AIH, the directors of ASSOCIATES and the directors of
AIH _____ it advisable and to the advantage, welfare and best interests of the Constituent Entities and their respective shareholders, for AIH to acquire all of the Associates Common Stock pursuant to the provisions of Article 11 of the Illinois Business Corporation Act (the "Act").

     NOW THEREFORE, in consideration of the mutual agreements, provisions, covenants and grants herein contained, it is hereby agreed by and between the said parties hereto, and in accordance with the Act, that AIH hereby acquire all of the Associates Common Stock (the "Exchange").

     AND the parties hereto do, by these presents, agree to and prescribe the terms and conditions of the Exchange, and the manner and basis of carrying the same into effect, which terms and conditions and manner of carrying the same into effect said parties hereto deem necessary, and the parties hereto do mutually and severally agree and covenant to observe, keep and perform, that is to say:

                                    ARTICLE I

     The name of the corporation whose shares of stock are being acquired is ALLTECH ASSOCIATES, INC., an Illinois corporation. The name of the corporation acquiring said shares is ALLTECH INTERNATIONAL HOLDINGS, INC., a Delaware corporation.

                                   ARTICLE II

     1. The manner and basis of exchanging the Associates Common Stock is as follows:

          Each one share of Associates Common Stock that is issued and outstanding before the Effective Date shall be exchanged at the Effective Date into 3,05236 fully paid shares of AIH Common Stock.

     2. The manner and basis of exchanging options granted with respect to Associates Common Stock is as follows:

          Options granted with respect to each one share of Associates Common Stock outstanding immediately before the Effective Date shall be converted into an option to purchase 3.05236 shares of AIH Common Stock with an accordingly reduced exercise price.

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                                   ARTICLE III

     1. At any time prior to the filing of this Plan with the Secretary of State of Illinois, this Plan may be amended, altered or repealed and other provisions authorized by the statutes of the State of Illinois at the time in force may be added or inserted in the manner and at the time prescribed by such statutes, and all rights at any time conferred upon the directors and shareholders of the Constituent Entities by this Plan are granted subject to the provisions of this
Article III.

     2. At any time prior to the filing of this Plan with the Secretary of State of Illinois, this Plan may be terminated or amended by the directors of the Constituent Entities, if circumstances arise which, in the option of the directors, make such action advisable.

                                   ARTICLE IV

     This Plan has been adopted by the directors and by the shareholders of ASSOCIATES in accordance with the Act. If this Plan is not thereafter and has not theretofore been terminated or amended as permitted by the provisions hereof, then Articles of Exchange shall be filed and recorded in accordance with the Act. The Exchange shall become effective on the Effective Date.

                                    ARTICLE V

     For the convenience of the parties hereto and to facilitate the filing of this Plan, any number of counterparts hereof may be executed and each counterpart shall be deemed to be an original. Facsimile signatures shall be considered authentic and legally binding.

                                   ARTICLE VI

     For the convenience of the parties hereto and to facilitate the filing of this Plan, any number of counterparts hereof may be executed and each counterpart shall be deemed to be an original Facsimile signatures shall be considered authentic and legally binding.

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     IN WITNESS WHEREOF, the undersigned have executed this Plan as of the day and year first above written.

ALLTECH ASSOCIATES, INC., an Illinois     ALLTECH INTERNATIONAL HOLDINGS,
corporation                               INC., a Delaware corporation


By: /s/ Richard Dolan                     By: /s/ Richard Dolan
    ----------------------------------        ----------------------------------
    Richard Dolan,                            Richard Dolan,
    Chief Executive Officer                   Chief Executive Officer

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